EXHIBIT 99.1

June 2, 2006

John Hamilton

Chairman & CEO

RS Group of Companies, Inc.

200 Yorkland Blvd., Suite 200

Toronto, ON

Re:     Resignation

Dear Mr. Hamilton:

As per our conversation this morning, it is with sincere regret that I tender my resignation as President to RS Group of Companies, Inc. effective June 30, 2006

I would like to thank you for the many opportunities that you have provided me during my time with the company. At this time, I feel that it is important for me to move on and take on other challenges.

I wish you and the company success in the future.

Sincerely yours,

/s/ KENNETH MIN
Kenneth Min

cc:

Stephen Stonhill, Director

Charles Napper, Director

Gavin Lange, Director

Lawrence  Cohen, Fox Rothchild